Exhibit 10.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of July 1, 2007 (the “Effective Date”) by and between Neurobiological Technologies, Inc. a Delaware corporation (the “Company”), and Lisa U. Carr, M.D., Ph.D. (the “Consultant”).

A. The Company desires to retain the services of the Consultant as a consultant to the Company from the Effective Date.

B. The Consultant is willing to be retained by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Services. The Consultant shall perform the services set forth in Exhibit A attached hereto (the “Services”). The Consultant shall not allow any other person or entity to perform any of the Services for or instead of the Consultant. The Consultant shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, applicable to the performance of the Services.

2. Terms of Engagement.

2.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accrued Expenses” shall mean any appropriate business expenses incurred by the Consultant in connection with the Services provided hereunder, all to the extent unpaid or unreimbursed on the date of termination.

(b) “Confidential Information” is all information related to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information is to be broadly defined and includes but is not limited to products, inventions, innovations, ideas, discoveries, disclosures, designs, methods, formulas, patterns, compilations, software, databases, programs, trade secrets, works of authorship, developmental or experimental work, systems, devices, processes, techniques, improvements, know-how, licenses, data, biological or chemical materials, reagents, gene sequences, cell lines, assays, algorithms, data tests, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, computer programs, models, results, analyses, costs of production, prices, budgets, financial information and forecasts, product plans, marketing plans and strategies, volume of sales, promotional methods, agreements and lists of names or classes of customers or personnel, and lists of suppliers, business plans, business opportunities, or financial statements.

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(c) “Inventions” shall mean any and all products, inventions, innovations, ideas, discoveries, designs, schematics, formulas, software, databases, algorithms, programs, trade secrets, works of authorship, assays, developmental or experimental work, methods, processes, techniques, improvements, and related know-how and which are made by Consultant, alone or in combination with others, either on behalf of the Company under this Agreement, or with the use of or as a result of access to Confidential Information or property, including but not limited to any derivative work which constitutes an improvement or modification to any tangible form of Confidential Information, such as any design, drawing, or product that embodies Confidential Information, and whether or not patentable, copyrightable, or qualified for other intellectual property protection.

2.2 Independent Contractor. The parties hereto understand and agree that the Consultant is an independent contractor and not an employee of the Company. The Consultant has no authority to obligate or bind the Company by contract or otherwise. The Consultant will not be eligible for any employee benefits, and the Company will not make deductions from the Consultant’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on the Consultant due to activities performed hereunder will be the sole responsibility of the Consultant.

2.3 Term of Service. This Agreement shall continue for a period of eighteen (18) months from the Effective Date and may not be terminated by the Company, except for cause, or by the Consultant upon thirty (30) days prior written notice, with or without cause.

2.4 Termination of Consultant. Upon termination of the Consultant, the Company shall pay the Consultant Accrued Expenses, if any.

3. Compensation and Expenses.

3.1 Compensation. In consideration of the Services provided pursuant to this Agreement, Consultant shall be paid the consideration set forth on Exhibit A. Consultant shall keep an accurate log of time spent performing Services and shall submit to the Company an invoice detailing Services rendered. Consultant shall be paid any consulting fees due net thirty (30) days.

3.2 Expense Reimbursement. The Company agrees to reimburse the Consultant for all reasonable, ordinary and necessary out-of-pocket travel and other expenses incurred by the Consultant in conjunction with his services to the Company, which expenses if over $500.00 must be approved in advance in writing by the Company. The Company will reimburse such expenses within thirty (30) days after Consultant has provided to the Company, in form and substance reasonably satisfactory to the Company, appropriate documentation evidencing such expenses.

3.3 Stock Options. To the extent allowable under the applicable stock option plan, the parties intend that Consultant’s unvested stock options will continue to vest during the Consulting Period.

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4. Noncompetition. During the term of this Agreement, the Consultant shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage, participate in or perform services for any business that is in competition with the business of the Company.

5. Confidentiality Obligation.

5.1 The Consultant will hold all Company Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except as necessary to carry out the Consultant’s assigned responsibilities as a Company Consultant. In the event the Consultant is required to disclose any Confidential Information pursuant to law or government regulation, the Consultant will promptly notify the Company in order to allow the Company the maximum time to obtain protective or confidential treatment of the Confidential Information before it is disclosed.

5.2 Confidential Information subject to Section 5.1 does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date this Agreement becomes effective; or (iv) was developed by the Consultant independent of the performance of the Services.

6. Information of Others. The Consultant will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information. The Consultant will not use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and will not bring onto the Company’s premises any unpublished document or any other property belonging to any former or current employer without the written consent of that former or current employer.

7. Company Property. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies and in whatever form, relating to the business of the Company that the Consultant possesses or creates as a result of the Consultant’s service to the Company, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination of the Consultant’s service to the Company, the Consultant will promptly deliver all such materials to the Company and will sign and deliver to the Company the “Termination Certificate” attached hereto as Exhibit B.

8. Ownership of Inventions. Any and all Inventions shall be the property of the Company, and any Inventions which are made by Consultant in performance of the Services under this Agreement, to the maximum extent permitted by law, shall be “works made for hire.” The Consultant hereby assigns and agrees to assign to the Company or its designee, without further consideration, the Consultant’s entire right, title, and interest in and to all Inventions, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions. The Consultant further agrees to disclose

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promptly and in writing to an individual designated by the Company or to the Consultant’s immediate supervisor all Inventions which the Consultant has made or reduced to practice. During the term of the Consultant’s services to the Company hereunder and for four years after, the Consultant will assist the Company (at its expense) to obtain and enforce patents, copyrights, mask work rights, and other forms of intellectual property protection on Inventions.

9. Prior Contracts. The Consultant represents that except as disclosed in writing to the Company, (a) there are no other contracts to assign Inventions that are now in existence between any other person or entity and the Consultant, and (b) the Consultant has no employments, consultancies or undertakings which would restrict or impair the Consultant’s performance of this Agreement.

10. Agreements with the United States Government and Other Third Parties. The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations or restrictions and to take any and all action necessary to discharge the obligations of the Company thereunder.

11. Representations and Warranties of the Consultant. The Consultant represents and warrants that the results of the Services (“Work Product”) will be the sole product of the Consultant’s own efforts; that the Consultant is and shall be the sole and exclusive owner of all rights in such Work Product, and have the unrestricted right to assign the Consultant’s rights with respect to such Work Product to the Company in accordance with Section 8; and that the use and disclosure of such Work Product by him to the Company will not infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party, including without limitation the Consultant’s former or current employers.

12. Indemnification. The Consultant agrees to defend, indemnify and hold harmless the Company and its directors, officers, agents and employees from and against all claims, losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees and costs of litigation regardless of outcome) which result from any breach or alleged breach by the Consultant of any provision contained in this Agreement or any failure or alleged failure by the Consultant to perform the services required under this Agreement.

13. Miscellaneous.

13.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

13.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by

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facsimile, or three days after mailing if mailed, to the addresses of the Company and the Consultant contained in the records of the Company at the time of such notice. Any party may change such party’s address for notices by notice duly given pursuant to this Section 13.2.

13.3 Assignment. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that as the Company has specifically contracted for the services to be provided by the Consultant hereunder, the Consultant may not assign or delegate the Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.

13.4 Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

13.6 Injunctive Relief; Consent to Jurisdiction. The Consultant acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of the Consultant’s obligations under this Agreement. The Consultant therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. The Consultant hereby submits to the jurisdiction and venue in the federal district court for the Northern District of California and in the courts of the State of California in San Francisco County, California. The Consultant further agrees that service upon the Consultant in any such action or proceeding may be made by first class mail, certified or registered, to the Consultant’s address as last appearing on the records of the Company.

13.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

13.8 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

13.9 Survival. Sections 5, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive termination or expiration of this Agreement.

13.10 Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with

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respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Consultant from the Company. All modifications to the Agreement must be in writing and signed by each of the parties hereto

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ PAUL E. FREIMAN
(Signature)

Paul E. Freiman
(Print Name)

President, Chief Executive Officer
(Title)

By:	/s/ CRAIG W. CARLSON
(Signature)

Craig W. Carlson
(Print Name)

Vice President, Chief Financial Officer
(Title)

“CONSULTANT”
Lisa U. Carr, M.D., Ph.D.

By:	/s/ LISA U. CARR
(Signature)

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EXHIBIT A

Name and Address of Consultant:	Lisa U. Carr, M.D., Ph.D.
18655 Foss Hill Road
Calistoga, California 94515

Phone Number:	707-942-1174

Fax Number:	707-942-1174

E-mail address:	leehound@aol.com

Tax ID Number:

1.      DESCRIPTION OF SERVICES (Statement of Work):

a.      Consultant will provide consulting services related to cardiovascular and medical issues including, but not limited to, review of materials, attendance at meetings, conference call participation and other services as requested by NTI.

b.      During the term of this Agreement, Consultant will work with Paul Freiman, President and Chief Executive Officer, and his designees.

2.      CONSULTING FEES (Payment Terms):

a.      Company will compensate Consultant on an hourly basis, in the amount of Two Hundred Fifty Dollars ($250.00) per hour, not to exceed Forty-eight Thousand Dollars ($48,000.00) for the time Consultant spends on Services.

b.      If required to travel by the Company, travel time will be reimbursed at 50% of the hourly rate for actual travel time.

c.      The Consultant will invoice Company according to the terms of Section 3 of the Agreement.

d. Invoices are to be sent to:	Accounts Payable Neurobiological Technologies, Inc. 2000 Powell Street, Suite 800 Emeryville, California 94608
	Phone: Fax:	510-595-6000 510-595-6006

		INITIALS:	(Company)
(Consultant)

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EXHIBIT B

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs, and other materials, including reproductions of any of the aforementioned items, belonging to Neurobiological Technologies, Inc., its subsidiaries, affiliates, successors, or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Consulting Agreement signed by me, including the reporting of any Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Consulting Agreement, I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Consulting Agreement) of the Company or of any of its customers, vendors, consultants, and other parties with which it does business.

Date:

Signature

Print Name

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